EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2024 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, May 7, 2024: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2024. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
First Quarter 2024 Activity:
•Portfolio Activity:
◦Property Disposition: Sold a 3,748-acre farm in Florida for approximately $65.7 million, which, after accounting for closing costs, resulted in a return on equity of 60% and a net gain of approximately $10.4 million.
◦Lease Activity: Executed four new or amended lease agreements on farms in two different states that are expected to result in an aggregate decrease in annual net operating income of approximately $801,000 from the prior leases. However, the majority of this decrease was due to one lease agreement executed on a nut farm in California, where we agreed to reduce the fixed base rent in exchange for increasing the upside potential of the participation rent component.
◦Vacant, Direct-operated, and Non-accrual Properties: During a portion of the quarter, we had 20 farms (5 in California, 14 in Michigan, and 1 in Washington) that were either vacant or on which lease revenues were recognized on a cash basis. The year-over-year impact on our operations (Q1 2024 versus Q1 2023) as a result of these properties was a decrease in net operating income of approximately $750,000.
◦California Water Activity: Obtained an additional 2,676 acre-feet (over 872 million gallons) of water credits at a total cash cost of approximately $345,000, or $129 per acre-foot, and recognized approximately $426,000 of non-cash revenue, which represents the estimated fair value of certain water credits obtained.
•Debt Activity:
◦Loan Repayments: Repaid approximately $16.2 million of bonds scheduled to mature.
◦Interest Patronage: Recorded approximately $1.9 million of interest patronage, or refunded interest, related to our 2023 borrowings from various Farm Credit associations. Including approximately $111,000 of 2023 interest patronage that was received during the third quarter of 2023, total 2023 interest patronage resulted in a 22.0% reduction (approximately 101 basis points) to the interest rate of such borrowings.
•Equity Activity - Series E Preferred Stock: Sold 11,340 shares of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) for net proceeds of approximately $255,000.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock by 0.22% and paid monthly cash distributions totaling $0.1395 per share of common stock during the quarter ended March 31, 2024.
First Quarter 2024 Results:
Net income for the quarter was approximately $13.6 million, compared to approximately $1.8 million in the prior-year quarter. Net income to common stockholders during the quarter was approximately $7.4 million, or $0.21 per share, compared to a net loss to common stockholders of approximately $4.3 million, or $0.12 per share, in the prior-year quarter. AFFO for the quarter was approximately $5.1 million, or $0.14 per share, compared to approximately $5.9 million, or $0.17 per share, in the prior-year quarter. Common stock dividends declared were $0.140 per share for the current quarter, compared to $0.138 per share for the prior-year quarter.
Total cash lease revenues decreased by approximately $1.3 million, or 6.3%, from the prior-year quarter, primarily due to the sale of a large farm in Florida, as well as a decrease in revenue from vacant, direct-operated, and non-accrual properties.
Aggregate related-party fees remained relatively flat for the three months ended March 31, 2024, as compared to the prior-year period. Excluding related-party fees, our recurring core operating expenses decreased by $540,000 due to lower property operating expenses and general and administrative expenses incurred in the current-year quarter. The decrease in property operating expenses was driven by a decrease in costs incurred in connection with protecting water rights on certain farms in California, as well as a decrease in legal fees and third-party property management expenses incurred related to certain vacant, direct-operated, or non-accrual properties. General and administrative costs were lower primarily due to a decrease in stockholder-related expenses related to the annual stockholders' meeting and a decrease in professional fees, particularly lower accounting costs.
Cash flows from operations for the current quarter decreased by approximately $1.3 million from the prior-year quarter, largely due to a decrease in fixed lease cash payments received (primarily due to the sale of the Florida farm, as well as due to the timing of when certain cash rental receipts were received), partially offset by a decrease in interest payments made (due to reduced overall borrowings). Our estimated NAV per share increased by $1.38 from the prior-year quarter to $18.50 at March 31, 2024, primarily driven by a decrease in the fair value of certain preferred securities (due to increases in market interest rates).
Subsequent to March 31, 2024:
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0466 per share of common stock for each of April, May, and June.  This marks our 34th distribution increase over the past 37 quarters, during which time we have increased the distribution run rate by 55.3%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Results for the quarter were largely as expected but were slightly down from last year due to the lost revenue from a large farm in Florida that we sold during the quarter for a gain of $10.4 million. We continue to work through issues with a few of our tenants. We currently have five properties (encompassing 15 of our 168 farms) that are either vacant or being direct-operated via agreements with third-party management groups. We continue to be in discussions with various groups to either buy or lease these farms, and we hope to have these situations resolved by the end of the year. Our balance sheet remains strong, with nearly 100% of our borrowings at fixed rates, significantly limiting the impact of increased interest rates. However, the high borrowing costs continue to impact our ability to purchase new farms and lease them at high enough rates. As such, we have continued to focus our efforts on securing additional water rights for our farms in California by taking advantage of surplus water supplies and storing water for future use on our farms.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2024	3/31/2023	($ / #)	(%)
Operating Data:
Total operating revenues	$20,252	$21,202	$(950)	(4.5)%
Total operating expenses	(12,991)	(13,757)	766	(5.6)%
Other expenses, net	6,306	(5,695)	12,001	(210.7)%
Net income	$13,567	$1,750	$11,817	675.3%
Less: Aggregate dividends declared on and charges related to cumulative redeemable preferred stock(1)	(6,118)	(6,070)	(48)	0.8%
Net income (loss) attributable to common stockholders and non-controlling OP Unitholders	7,449	(4,320)	11,769	(272.4)%
Plus: Real estate and intangible depreciation and amortization	8,789	9,119	(330)	(3.6)%
(Less) plus: (Gains) losses on dispositions of real estate assets, net	(10,273)	481	(10,754)	(2,235.8)%
Adjustments for unconsolidated entities(2)	23	23	—	—%
FFO available to common stockholders and non-controlling OP Unitholders	5,988	5,303	685	12.9%
Plus: Acquisition- and disposition-related expenses, net	—	19	(19)	(100.0)%
Plus: Other nonrecurring charges, net(3)	11	1,136	(1,125)	(99.0)%
CFFO available to common stockholders and non-controlling OP Unitholders	5,999	6,458	(459)	(7.1)%
Net adjustment for normalized cash rents(4)	(547)	(1,043)	496	(47.6)%
Plus: Amortization of debt issuance costs	243	261	(18)	(6.9)%
(Less) plus: Other non-cash (receipts) charges, net(5)	(565)	223	(788)	(353.4)%
AFFO available to common stockholders and non-controlling OP Unitholders	$5,130	$5,899	$(769)	(13.0)%

Share and Per-Share Data:
Weighted-average common stock outstanding	35,838,442	35,547,397	291,045	0.8%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average shares of common stock outstanding, fully diluted	35,838,442	35,547,397	291,045	0.8%

Diluted net income (loss) per weighted-average common share	$0.208	$(0.122)	$0.329	(269.7)%
Diluted FFO per weighted-average common share	$0.167	$0.149	$0.018	12.1%
Diluted CFFO per weighted-average common share	$0.167	$0.182	$(0.014)	(7.7)%
Diluted AFFO per weighted-average common share	$0.143	$0.166	$(0.023)	(13.9)%
Cash distributions declared per common share	$0.140	$0.138	$0.002	1.4%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,279,958	$1,361,141	$(81,183)	(6.0)%
Total assets	$1,363,510	$1,426,450	$(62,940)	(4.4)%
Total indebtedness(7)	$615,343	$662,759	$(47,416)	(7.2)%
Total equity	$723,319	$734,880	$(11,561)	(1.6)%
Total common shares outstanding (fully diluted)	35,838,442	35,713,982	124,460	0.3%

Other Data:
Cash flows from operations	$3,420	$4,714	$(1,294)	(27.5)%
Farms owned	168	169	(1)	(0.6)%
Acres owned	111,836	115,731	(3,895)	(3.4)%
Occupancy rate(8)	98.9%	100.0%	(1.1)%	(1.1)%
Farmland portfolio value	$1,497,919	$1,579,927	$(82,008)	(5.2)%
NAV per common share	$18.50	$17.12	$1.38	8.1%
(1)Includes (i) cash dividends paid on our cumulative redeemable preferred stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms, (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed, and (iii) the write-off of certain unallocated costs related to a prior universal shelf registration statement.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned. During the three months ended December 31, 2023, we adjusted our definition of AFFO to exclude from this adjustment the removal of lease incentives that were a result of previous cash disbursements made by us to or on behalf of our tenants. The results of all periods presented, including those of prior periods, have been adjusted to conform with this new definition.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed, which were noncash charges, (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iv) less non-cash income recorded as a result of additional water assets received as consideration in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, May 8, 2024, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (866) 424-3437 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through May 15, 2024.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13744830.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 168 farms, comprised of approximately 112,000 acres in 15 different states and 49,076 acre-feet of water assets in California, valued at a total of approximately $1.5 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 20% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 135 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 34 times over the prior 37 quarters, and the current per-share distribution on its common stock is $0.0466 per month, or $0.55920 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective cost bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$723,319
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,279,958)
Plus: estimated fair value of real estate holdings(2)	1,497,919
Net fair value adjustment for real estate holdings		217,961
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	615,143
Less: fair value of aggregate long-term indebtedness(3)(4)	(564,635)
Net fair value adjustment for long-term indebtedness		50,508
Estimated NAV		991,788
Less: aggregate fair value of cumulative redeemable preferred stock(5)		(328,873)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$662,915
Total common shares and non-controlling OP Units outstanding		35,838,442
Estimated NAV per common share and non-controlling OP Unit		$18.50
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of March 31, 2024.
(5)The Series B Preferred Stock and Series C Preferred Stock were each valued based on their respective closing stock prices as of March 31, 2024, while the Series E Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 20, 2024, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893